Exhibit 99.4


                     ATC Healthcare Announces First Quarter
        2006 Results of Operations; Sales up 8% from the Fourth Quarter


    LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--July 15, 2005--ATC Healthcare, Inc. (AMEX:AHN), a national leader in medical staffing, today reported results for its first quarter of fiscal year end 2006, which ended May 31, 2005.
    Revenues for the first quarter ended May 31, 2005 net of discontinued operations were $17.0 million compared to $18.7 million for the quarter ended May 31, 2004. The reduction in revenues is due to the Company closing marginally performing offices during the second half of fiscal 2004. Net loss for the quarter ended May 31, 2005 was $1.4 million including a loss on discontinued operations of $577 thousand or $(0.05) per diluted share (EPS), versus a net loss of $55 thousand including income from discontinued operations of $245 thousand or $0.00 per diluted share (EPS) for the quarter ending May 31, 2004
    "ATC made considerable progress during this quarter. We sold our Allcare Nursing business helping to bring our debt down to manageable levels. We were awarded $12 million in new government contracts and increased sales 8% from the prior quarter. We will continue to look for ways to rebuild revenue and improve our operations so that we can deliver better bottom line results as we go forward this year" stated David Savitsky, Chief Executive Officer.
    In conjunction with this release, management will host a teleconference Tuesday, July 19, 2005 at 12:00 noon Eastern Time at which it will discuss the results of operations for the quarter, the business and its outlook going forward. The dial in number is 800-930-1344 code 4983113. There will be a 48 hour replay. The replay number is 888-203-1112, code 4983113.

    About ATC Healthcare, Inc.

    ATC is a national leader in medical staffing personnel to hospitals, nursing homes, clinics, and other health care facilities with 50 locations in 31 states. ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry. Drawing from a pool of over 15,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.
    This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2005 as filed with the Securities and Exchange Commission on June 13, 2005.


ATC HEALTHCARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)
                                                For the Three Months
                                                       Ended
                                                May 31,      May 31,
                                                 2005         2004
                                             ------------ ------------
REVENUES:
     Service revenues                        $    17,010  $    18,683
----------------------------------------------------------------------

COSTS AND EXPENSES:
     Service costs                                13,220       13,994
     General and administrative expenses           3,917        4,421
     Depreciation and amortization                   158          168
----------------------------------------------------------------------
        Total operating expenses                  17,295       18,583
----------------------------------------------------------------------

(LOSS) INCOME FROM OPERATIONS                       (285)         100
----------------------------------------------------------------------

INTEREST AND OTHER EXPENSES (INCOME):
     Interest expense, net                           531          546
     Other  expense (income), net                    (24)         (12)
----------------------------------------------------------------------
       Total interest and other expenses             507          534
----------------------------------------------------------------------

LOSS FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES                                       (792)        (434)

INCOME TAX PROVISION (BENEFIT)                        25         (151)
----------------------------------------------------------------------

LOSS FROM CONTINUING OPERATIONS                     (817)        (283)
----------------------------------------------------------------------

DISCONTINUED OPERATIONS:
(LOSS) INCOME FROM DISCONTINUED OPERATIONS
NET OF TAX  PROVISION OF $0 IN 2005 AND
 $176 in 2004 RESPECTIVELY                          (577)         245
----------------------------------------------------------------------

NET LOSS                                          (1,394)         (38)
----------------------------------------------------------------------

Dividends accreted to Preferred Shareholders          17           17
----------------------------------------------------------------------

NET LOSS  ATTRIBUTABLE TO COMMON
 SHAREHOLDERS                                $    (1,411) $       (55)
======================================================================

(LOSS) INCOME EARNINGS PER SHARE:

(LOSS) FORM CONTINUING OPERATIONS:
(LOSS) PER COMMNON SHARE- BASIC              $    ( .03 ) $      (.01)
                                             =========================
(LOSS)  PER COMMON SHARE - DILUTED           $    ( .03 ) $      (.01)
                                             =========================

(LOSS) INCOME FROM DISCONTINUED OPERATIONS:
(LOSS) INCOME PER COMMON SHARE-BASIC         $    ( .02 ) $       .01
                                             =========================
(LOSS) INCOME PER COMMON SHARE - DILUTED     $    ( .02 ) $       .01
                                             =========================

NET LOSS
(LOSS) PER COMMON SHARE-BASIC                $   ( . 05 ) $       .00
                                             =========================
(LOSS) PER COMMON SHARE - DILUTED            $    ( .05 ) $       .00
                                             =========================

WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING
     Basic                                        27,495       24,911
======================================================================
     Diluted                                      27,495       24,911
======================================================================




    CONTACT: ATC Healthcare, Inc.
             David Savitsky, 516-750-1681
             dsavitsky@atchealthcare.com
              or
             Andrew Reiben, 516-750-1663
             areiben@atchealthcare.com